EXHIBIT (j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-75106 on Form N-1A of our report dated November 22, 2022, relating to the financial statements and financial highlights of Calvert Mid-Cap Fund, a series of Calvert World Values Fund, Inc. (the “Corporation”), appearing in the Annual Report on Form N-CSR of the Corporation for the year ended September 30, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 25, 2023